SHARE TRANSFER AGREEMENT

This Agreement dated effective as of the 23rd day of November, 2005.

BETWEEN:
NAME OF TRANSFEROR:	RYAN S. McCLEERY
ADDRESS OF TRANSFEROR:	2033 Comox Street
Vancouver, BC V6G 1S1
(the “Transferor”)
OF THE FIRST PART
AND:

NAME OF TRANSFEREE:	GORDON FREDERICK BURLEY
ADDRESS OF TRANSFEREE:	# Unit 111, 245 West 15th Street
North Vancouver, BC V7M 1S3
(the “Transferee”)
OF THE SECOND PART

THIS AGREEMENT WITNESSES THAT in consideration of the payment of $30,000 US, being $0.03 US per share and other good and valuable consideration, by the Transferee to the Transferor, the receipt and sufficiency of which is acknowledged, and in reliance of the representations and warranties of the Transferee, the Transferor hereby sells, assigns and transfers to the Transferee 1,000,000 shares of common stock (the “Shares”) of TERRACE VENTURES INC. (the “Company”) free and clear of all liens, charges and encumbrances. The Transferee acknowledges and agrees that the Shares are restricted shares, as contemplated under the United States Securities Act of 1933 (the “1933 Act”) which have been issued to the Transferor pursuant to Section 4(2) of the 1933 Act without registration and that all share certificates representing the Shares will be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE ACT OR ARE EXEMPT FROM SUCH REGISTRATION.”

The Transferee represents and warrants to the Transferor that:

(1)

The Transferee is acquiring the Shares for his own account for investment purposes, with no present intention of dividing his interest with others or reselling or otherwise disposing of any or all of the Shares;

(2)

The Transferee does not intend any sale of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance;

(3)	The Transferee has no present or contemplated agreement providing for the sale or other disposition of the Shares;

(4)	The Transferee is not aware of any circumstance presently in existence which is likely in the future to prompt a sale or other disposition of the Shares; and

(5)

The Transferee possesses the financial and business experience to make an informed decision to acquire the Shares and has had access to all information relating to the Company and its business operations which would be necessary to make an informed decision to purchase the Shares.

(6)	Thre Transferee is a director of the Company or a close, personal friend, relative or business associate of the sole director and executive officer of the Company.

This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date of this Agreement.

/s/ Ryan S. McCleery
____________________________
RYAN S. McCLEERY

/s/ Gordon F. Burley
____________________________
GORDON FREDERICK BURLEY